UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Coleman Cable, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2013

Waukegan, Illinois

Dear Fellow Stockholders,

Approaching our 2013 annual meeting of stockholders, we believe our business is the best-positioned it has ever been in the history of Coleman Cable, Inc. I am quite pleased with all we accomplished in 2012, and more importantly, with the strength of our business and current platform as we head into 2013. We recorded record results for 2012 on the strength and diversity of our business, as well as the payoff from our efforts over the course of the past few years to reduce costs and streamline our business. These facts, as well as our investment in the development of new industrial products and the expansion of our assembled product offerings and contributions from our Engineered Solutions segment, were all major factors in recording nearly $915 million in sales for 2012, as well as record profitability, with Adjusted EBITDA increasing 13% from 2011 and adjusted diluted earnings per share increasing 23% from 2011.

Over the past two years, we have made significant investments in capital equipment and production capacity in an effort to create what will be state-of-the-art manufacturing facilities in the wire and cable industry. Entering 2013, we are nearing completion of a significant expansion and upgrade of a number of our major production facilities. When these activities are completed, which we expect will occur by the end of 2013, we will have added a total of approximately 250,000 square feet of new production capacity to two of our six main production facilities, as well as equipment which expands our manufacturing capabilities across a number of product categories and end markets. In addition to expanding our capabilities, these efforts also further our ongoing commitment to lowering material costs and increasing our expense leverage. Today, we have greater total production capacity, but operate only half of the number of individual major manufacturing facilities we employed just five years ago. Our current base of larger facilities allow us to more efficiently produce a broader range of products than could be produced at the smaller legacy plants. I am excited with all we have accomplished in our plants and I believe these efforts will bring us much closer to our goal of being the low-cost provider of wire and cable products across a number of end markets in the coming years.

I am also excited about the prospect of a meaningful rebound in U.S. residential and commercial construction. While our overall business is much more diversified and stronger today as a result of our efforts to expand into new products and end markets, we have taken care to retain our focus on our core construction-related business. These construction-focused categories were the mainstay of Coleman Cable’s business prior to 2007 and remain an important part of our overall platform today. In 2006, when U.S. housing starts were running at an annualized rate of 2.2 million units, construction-related sales accounted for roughly two-thirds of Coleman Cable’s total $425 million in annual sales. In 2012, construction-related sales only accounted for approximately 15% of our total business even though our total sales have increased to nearly $915 million. While it is unlikely that housing starts will return to the pre-recessionary levels of 2006 any time soon, there has been an uptick in activity in recent months. A continuing rebound in housing and related construction would be a significant demand catalyst for us, not only in the aforementioned legacy construction-related categories, but across a number of industrial and assembled product categories we’ve added to our platform since 2006. In short, we believe we are very well-positioned, on the strength of our offerings and platform, to capture what we believe will be significant upside to our business from such a recovery, whether it comes this year or in 2014.

Finally, I want to conclude by expressing my sincere appreciation to all our customers, old and new, for the opportunity they have given us to serve them. Regardless of how much we change and grow, our customers are and will continue to be our main focus. I also want to thank our employees and suppliers for their hard work this past year. We remain committed to being a leader in our industry by providing first-in-class products and customer service and by delivering profitable growth to our stockholders.

Sincerely,

G. Gary Yetman

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 4, 2013

Waukegan, Illinois

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Coleman Cable, Inc. (the “Company”), which will be held on Tuesday, April 30, 2013, at 11:00 a.m., Central time, at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085 for the following purposes:

1. To elect Isaac M. Neuberger, Nachum Stein and G. Gary Yetman as Class I directors;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013;

3. To approve, on an advisory, non-binding basis, the compensation of executives as disclosed in this Proxy Statement;

4. To approve, on an advisory, non-binding basis, the frequency of holding a non-binding advisory vote on the compensation of executives as disclosed in this Proxy Statement; and

5. To transact such other business, if any, as lawfully may be brought before the meeting.

These items of business, including information concerning the individuals nominated as directors, are more fully described in this Proxy Statement. The record date for the Annual Meeting is March 5, 2013. Only stockholders of record, as shown by the transfer books of the Company, at the close of business on March 5, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we encourage you to vote your shares via the Internet or by telephone or mail as detailed in the “Information about the Annual Meeting of Stockholders and Voting” section of this Proxy Statement. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you still may do so. Your proxy is revocable in accordance with the procedures set forth in the “Information About the Annual Meeting of Stockholders and Voting” section of this Proxy Statement.

By Order of the Board of Directors,

/s/ Alan C. Bergschneider
Alan C. Bergschneider
Secretary

THE DATE OF THIS PROXY STATEMENT IS APRIL 4, 2013, AND IT IS BEING DELIVERED

TO STOCKHOLDERS ON OR ABOUT APRIL 8, 2013.

PROPOSAL NO. 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	33
PROPOSAL NO. 4: ADVISORY APPROVAL OF FREQUENCY OF STOCKHOLDER ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	34
HOUSEHOLDING	35
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS	35
OTHER MATTERS	35

COLEMAN CABLE, INC.

1530 Shields Drive

Waukegan, Illinois 60085

April 4, 2013

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS AND VOTING

Time, Place and Purpose

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Coleman Cable, Inc., which we refer to as “Coleman Cable,” “we,” “us,” “our,” or the “Company,” is soliciting your proxy to vote at the 2013 Annual Meeting, which will be held on Tuesday, April 30, 2013, at 11:00 a.m., Central time, at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 accompanies this Proxy Statement. Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://www.voteproxy.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or via the Internet.

Agenda

There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of Isaac M. Neuberger, Nachum Stein and G. Gary Yetman as Class I directors;

•	the ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for 2013;

•	the approval, on an advisory, non-binding basis, of the compensation of executives as set forth in this Proxy Statement; and

•	the approval, on an advisory, non-binding basis, of the frequency of holding a non-binding advisory vote on the compensation of executives as set forth in this Proxy Statement.

The Board recommends that you vote your shares (1) “FOR” each of the three nominees to the Board, (2) “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2013, (3) “FOR” advisory approval of the Company’s compensation of executives as disclosed in this Proxy Statement and (4) for the stockholder advisory approval of the Company’s executive compensation to occur every “ONE YEAR.”

Voting Securities and Record Date; Vote Required

March 5, 2013 is the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on March 5, 2013, you are entitled to vote. On that date, we had 17,660,523 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only class of voting stock. We will begin mailing this Proxy Statement on or about April 8, 2013 to all stockholders entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s headquarters ten days prior to the meeting.

You have one vote for each share of our common stock registered in your name that you owned at the close of business on March 5, 2013. A majority of the shares entitled to vote represented in person or by proxy will constitute a quorum for action at the Annual Meeting.

Vote Required to Elect Directors

The election of each nominee for Class I director requires the affirmative vote of a plurality of the votes cast on such proposal at the Annual Meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Your vote may be cast “FOR” all nominees for director or your vote may be “WITHHELD” with respect to one or more of the nominees.

Vote Required to Adopt Other Proposals

The ratification of the selection of Deloitte & Touche LLP as independent auditors for 2013 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the ratification of our independent auditors. The approval, on an advisory, non-binding basis, of the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the advisory vote on executive compensation. The non-binding advisory vote to approve the frequency of holding a non-binding advisory vote to approve executive compensation will be determined based on a plurality of the votes cast, meaning that the option that receives the most votes will be recommended by stockholders. Your vote may be cast to recommend a non-binding advisory vote to approve executive compensation every “ONE YEAR,” “TWO YEARS” or “THREE YEARS” or you may “ABSTAIN” with respect to such recommendation. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. See “—Voting Methods; Proxies” below.

Stockholders of Record and Shares Held Through a Stockbroker, Bank or Other Nominee

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also may on the Internet or by telephone as described below under the heading “—Voting Methods; Proxies—Voting by Proxy.”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. If you do not give your broker or nominee instructions on how to vote your shares, your broker or nominee can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. “Proposal No. 1: Election of Directors,” “Proposal No. 3: Advisory Approval of Executive Compensation” and “Proposal No. 4: Advisory Approval of Frequency of Stockholder Advisory Approval of Executive Compensation” are considered non-routine matters for which your broker or nominee may not vote without explicit instructions from you (a “broker non-vote”). Broker non-votes and shares as to which proxy authority has been withheld with respect to non-routine matters will have no effect on the outcome of the vote on any such matter. “Proposal No. 2: Ratification of Appointment of Independent Auditors” is a routine matter for which your broker or nominee may vote your shares without explicit instructions from you. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions. See “—Revocation of Proxies” below.

Voting Methods; Proxies

Voting by Proxy

The use of a proxy allows your shares to be voted at the Annual Meeting even if you do not attend the Annual Meeting in person. If you are a stockholder of record, you may submit your proxy as follows:

•	by the Internet at www.voteproxy.com;

•	by toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries; or

•	by completing and mailing your proxy card in the return envelope furnished for that purpose.

If you vote your shares using any of the first three methods described above, the shares represented by the proxy will be voted at the Annual Meeting or at any adjournment or postponement thereof. Where you specify specific choices, your shares will be voted as specified. If you submit the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of Isaac M. Neuberger, Nachum Stein and G. Gary Yetman as Class I directors;

•	“FOR” the ratification of Deloitte & Touche LLP as our independent auditors for 2013;

•	“FOR” advisory approval of the Company’s compensation of executives as disclosed in this Proxy Statement; and

•	for the stockholder advisory approval of the Company’s executive compensation to occur every “ONE YEAR.”

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her best judgment. At the time we mailed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those matters described above under “—Agenda.”

If you are a beneficial owner and hold your shares in “street name,” you should follow the instructions provided by your broker or nominee. You may need to contact your broker or nominee to determine if you are able to vote via the Internet or by telephone.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting at the Annual Meeting

If you are a holder of record and choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification with you to the Annual Meeting.

If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on March 5, 2013. Only persons who can prove that they are stockholders will be admitted to the Annual Meeting.

We will publish the preliminary or, if available, final voting results by filing a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.

Revocation of Proxies

A proxy may be revoked prior to the Annual Meeting by:

•	delivering a later-dated proxy, including by telephone or the Internet;

•	sending a signed notice of revocation to the Company’s Corporate Secretary at 1530 Shields Drive, Waukegan, Illinois 60085 that is dated later than the date of your proxy; or

•	attending the Annual Meeting and voting in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Solicitation of Proxies

The Board and management of the Company are making this solicitation of proxies from stockholders. The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person without additional compensation. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to beneficial owners.

Director Attendance at the Annual Meeting

Although we do not have a formal policy regarding director and management attendance at stockholder meetings, we encourage our directors and key members of management to attend the Annual Meeting. All of the directors of the Company attended the 2012 annual meeting of stockholders in person or by telephone.

Adjournments and Postponements

Although it is not expected, the Annual Meeting may be adjourned or postponed. Any adjournment or postponement may be made without notice, other than an announcement made at the Annual Meeting, by approval of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting, whether or not a quorum exists. Any signed proxies received by the Company will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Annual Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to use in the manner described above under “—Revocation of Proxies.”

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our Amended and Restated By-Laws empower the Board to fix the exact number of directors and appoint persons into three classes, with the directors of each class to hold office for staggered terms of three years each. The Board has set the number of directors at eight, including three Class I directors.

Unless otherwise specifically directed, the persons named as proxies will vote for the nominees described below. We know of no reason why any nominee would be unable to serve as a director. However, if any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting of stockholders.

Directors are elected by a plurality of the votes cast by stockholders entitled to vote on their election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Any shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors.

Following recommendation from the Nominating and Corporate Governance Committee, the Board has nominated Isaac M. Neuberger, Nachum Stein and G. Gary Yetman for re-election as Class I directors of the Company to serve three-year terms to expire at the annual meeting of stockholders in 2016. The Board has determined that Messrs. Neuberger and Stein are independent, as further described below under “—Director Independence.” All nominees have consented to being named in this Proxy Statement and to serve as directors if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE

NOMINEES AS DIRECTORS OF THE COMPANY.

Set forth below is information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee, except as noted below.

Nominees for Election for Terms Expiring in 2016

Isaac M. Neuberger, age 67, joined the Board in November 2007. Mr. Neuberger is a founding principal of the law firm of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., located in Baltimore, Maryland. Mr. Neuberger’s substantial experience rendering legal advice in a variety of corporate transactional areas makes him an important contributor to the Company’s Board.

Nachum Stein, age 64, has been Co-Chairman of the Board since January 1999. He founded and is currently Chairman and Chief Executive Officer of American European Group and its subsidiaries, an insurance holding company. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company in 2000. Mr. Stein also served as a member of the board of directors of Alliqua, Inc. from January 2011 to May 2012. Mr. Stein brings to the Board in-depth knowledge of the Company and strong business experience as well as management and finance expertise that make him a valuable asset as Co-Chairman of the Board.

G. Gary Yetman, age 58, joined our predecessor company in 1986 and has served as President and Chief Executive Officer and as a director of the Company since December 1999. Prior to his current role, Mr. Yetman held various senior management positions with our predecessor company and within the electrical industry.

Mr. Yetman’s substantial leadership experience and knowledge of the Company and his positions as President and Chief Executive Officer make him a key director of the Company. Mr.  Yetman’s employment agreement gives him the right to serve as a director of the Company and each of its affiliates.

Directors Whose Terms of Office Will Continue after the Annual Meeting

Directors Whose Terms Expire in 2014

Shmuel D. Levinson, age 39, joined the Board in March 2005. Since 1996, he has been the principal in his family business, a commercial and residential real estate development company, as well as for Trapeeze Inc., a real estate investment company. Mr. Levinson is currently the Managing Director of Levinson Capital Management LLC, a private equity investment fund. Mr. Levinson is a director of Optician Medical Inc., a medical device manufacturer, Canary Wharf Group PLC, a real estate development and investment group, and Songbird Estates PLC, a real estate investment company. Mr. Levinson’s wife is the niece of David Bistricer, another of our directors. Mr. Levinson brings to our Board a broad understanding of the strategic priorities of diverse industries.

Harmon S. Spolan, age 77, joined the Board in November 2007. Mr. Spolan is Of Counsel to the law firm of Cozen O’Connor P.C. located in Philadelphia, Pennsylvania, where he is chairman of the firm’s charitable foundation. Prior to joining Cozen in 1999, he served as President, Chief Operating Officer and a director of JeffBanks, Inc., a Nasdaq-traded bank holding company, and its subsidiary Jefferson Bank for 22 years. Mr. Spolan has also served as a consultant for Cohen & Company, Inc., an investment bank, since 2004. Previously, Mr. Spolan was a member of the board of directors of Atlas Energy, Inc. (NASDAQ: ATLS) until February 2011 when Atlas was acquired by Chevron Corp. (NYSE: CVX). Previously, Mr. Spolan also served on the board of directors of TRM Corporation (NASDAQ: TRMM) from 2002 until 2008. Mr. Spolan brings considerable financial acumen and legal knowledge to our Board.

Directors Whose Terms Expire in 2015

David Bistricer, age 63, has been Co-Chairman of the Board since January 1999. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company in 2000. Since 1995, Mr. Bistricer has been the managing member of Berkshire Capital LLC, a real estate investment firm operating in New York and New Jersey. Mr. Bistricer’s niece is the wife of Mr. Levinson, one of our directors. Mr. Bistricer brings to the Board industry experience, leadership abilities and strategic insight that make him a valuable asset as Co-Chairman of the Board.

Dennis J. Martin, age 62, joined the Board in February 2008. Mr. Martin has served as the President and Chief Executive Officer of Federal Signal Corporation (NYSE: FSS) since November 2010 and as a director of Federal Signal Corporation since 2008. Mr. Martin is Vice President of BD Martin Group LLC, a consulting firm, a position he has held since 2005. From 2001 to 2005, he was the Chairman, President and Chief Executive Officer of General Binding Corporation (“GBC”), a manufacturer and marketer of binding and laminating office equipment. He joined GBC from Illinois Tool Works (NYSE: ITW) where he was Executive Vice President and Chief Executive Officer of the Welding Products Group. He enjoyed a ten-year career at Illinois Tool Works after joining from Ingersoll-Rand Company. In addition to our Board and the board of Federal Signal Corporation, Mr. Martin has also served as a director of HNI Corporation (NYSE: HNI) since 2000. Additionally, Mr. Martin served on the board of directors of A.O. Smith Corporation (NYSE: AOS) from 2004 until 2005. Mr. Martin’s considerable management experience in the manufacturing industry makes him a valuable asset to the Company’s Board.

Denis E. Springer, age 67, joined the Board in April 2007. In 1999, Mr. Springer retired as Senior Vice President and Chief Financial Officer of Burlington Northern Santa Fe Corporation (NYSE: BNI), a position he held since 1995. From 1999 to 2010, Mr. Springer served as a trustee of Aston Funds, a family of mutual funds headquartered in Chicago, where he served the audit, valuation and nominating and corporate governance committees. Mr. Springer brings to the Board extensive financial knowledge and managerial experience.

CORPORATE GOVERNANCE

Board of Directors

The Board oversees the Company’s business and monitors the performance of management. The Board does not involve itself in the Company’s day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials provided by the Company and by participating in Board and committee meetings.

The Board usually meets five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met seven times during 2012. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2012.

Director Independence

The Board has determined that David Bistricer, Shmuel D. Levinson, Dennis J. Martin, Isaac M. Neuberger, Harmon S. Spolan, Denis E. Springer and Nachum Stein are independent directors under the listing standards of NASDAQ. In making its determination of independence, the Board determined that no material relationships existed between the Company and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company. All of the members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent directors.

Board Leadership Structure

The Company’s Amended and Restated By-Laws require the Board to choose the Chairman of the Board from among the directors and provide the Board with the ability to appoint the President or Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time.

Currently, the Chief Executive Officer role and Co-Chairmen of the Board roles are held by different persons in recognition of the differences in each role’s responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of the Company. The Co-Chairmen of the Board provide guidance to the Chief Executive Officer, set the agenda for Board meetings and preside over meetings of the Board. The Co-Chairmen of the Board are both independent directors. The Board believes that this structure enhances the Board’s oversight of, and independence from, management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. This leadership structure also allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and to leverage the experiences and perspectives of the two independent Co-Chairmen of the Board. In accordance with NASDAQ rules, our independent directors meet regularly without management present.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of NASDAQ. The Board has adopted a written charter for each of these committees, and pursuant to such charters, each of the committees has the authority to retain outside advisors.

Audit Committee

The members of the Audit Committee are Dennis J. Martin, Harmon S. Spolan and Denis E. Springer. Mr. Springer serves as chairman of the Audit Committee. The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of NASDAQ. Additionally, the Board has determined that Messrs. Martin, Spolan and Springer are “audit committee financial experts,” as such term is defined under Item 407(h) of Regulation S-K under the Securities Act of 1933, as amended.

The Audit Committee monitors (1) the integrity of the financial statements of the Company; (2) the independent public accountant’s qualifications and independence; and (3) the performance and the terms of the engagement of the Company’s independent public accountants.

The Audit Committee met six times in 2012.

Compensation Committee

The members of the Compensation Committee are Shmuel D. Levinson, Dennis J. Martin and Isaac M. Neuberger. Mr. Neuberger serves as chairman of the Compensation Committee.

The Compensation Committee has responsibility for (1) discharging the Board’s responsibilities relating to compensation of the Company’s executives, including the Chief Executive Officer; and (2) reviewing and approving an annual report of the Compensation Committee required by the SEC to be included in the Company’s annual meeting proxy statement.

In past years we have engaged, and may in the future engage, a compensation consultant to assist with the design of our executive compensation program. In 2012, the Compensation Committee retained Hay Group, Inc. as its independent consultant to assist with the review and design of incentive compensation alternatives for the Company’s executives. The engagement of Hay Group, Inc. did not raise any conflicts of interest under the new Regulation S-K disclosure rules regarding compensation consultant independence. For more information, please see “Executive Compensation—Our Compensation Process” beginning on page 20.

The Compensation Committee met five times in 2012.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Isaac M. Neuberger, Harmon S. Spolan and Nachum Stein. Mr. Spolan serves as chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Nominating and Corporate Governance Committee include (1) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders; and (2) developing and recommending to the Board the Corporate Governance Guidelines and the Code of Business Conduct and Ethics applicable to the Company.

The Nominating and Corporate Governance Committee met three times in 2012.

Risk Oversight

The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management is undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our internal audit function reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our internal audit function and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation. Each committee regularly reports to the Board.

Director Selection Criteria

In accordance with its charter, the Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Board’s ability to serve the long-term interests of the stockholders. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. Further, the Nominating and Corporate Governance Committee seeks candidates who are committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of stockholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. Following the 2012 annual meeting of stockholders, the Nominating and Corporate Governance Committee did not identify any new nominees for our Board. Accordingly, the Company has not paid any fees to any third party during this time period for the identification or evaluation of the nominees for our Board.

The Nominating and Corporate Governance Committee will consider a stockholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a stockholder has a suggestion for candidates for election, the stockholder should mail it to: Corporate Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. No person recommended by a stockholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a stockholder desires to nominate a person for election as director at a stockholders meeting, that stockholder must comply with Section 2.8 of the Company’s Amended and Restated By-Laws, which requires written notice to be given (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which such notice of the special meeting was first mailed to the stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. This time period has passed with respect to the 2013 Annual Meeting. With respect to the 2014 annual meeting of stockholders, the Company must receive such written notice on or prior to December 5, 2013. Such notice must meet the requirements set forth in “Stockholder Proposals for 2014 Annual Meeting of Stockholders.”

Corporate Governance Policies

The Board adopted Corporate Governance Guidelines covering issues such as director qualification standards, including independence and director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, directors’ service on other boards, director executive sessions and director interaction with external audiences. The Board also adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Code of Business Conduct and Ethics addresses, among other things, related person transactions, disclosure, legal compliance, insider trading and protection and proper use of Company assets. We will disclose on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics that are required to be publicly disclosed pursuant to the rules of the SEC or NASDAQ.

The full text of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and each committee charter is available on the Company’s website at www.colemancable.com. You can view and print the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the committee charters by accessing the Company’s website, then clicking on ‘Investors,’ then on ‘Corporate Governance,’ and then on ‘Committees and Charters.’ In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the committee charters by contacting our Corporate Secretary in writing at Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085.

The information contained on our website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Levinson, Martin and Neuberger served as members of the Compensation Committee during 2012. None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Stockholder Communications with Directors

The Board provides a process for stockholders, employees or other interested parties to send communications to the Board. Stockholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at auditcommittee@coleman-cable.com. Stockholders, employees or other interested parties wishing to contact the Board, the independent directors, the Co-Chairmen of the Board, the chairman of any Board committee or any other director as to other matters may send an e-mail to directors@coleman-cable.com. The Corporate Secretary has access to these e-mail addresses. Alternatively, stockholders, employees or other interested parties may send written communications to the Board of Directors of Coleman Cable, Inc., c/o Corporate Secretary, 1530 Shields Drive, Waukegan, Illinois 60085. Communication with the Board may be made anonymously.

Compliance with Section 16(a) Beneficial Ownership Reporting in 2012

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2012, except that the acquisitions of common stock by Mr. Yetman’s spouse on August 17, 2007 and August 21, 2007 were inadvertently reported late on a Form 4 filed by Mr. Yetman on February 14, 2013.

MANAGEMENT

The following table sets forth certain information relating to our executive officers as of April 4, 2013.

Name	Age	Position
G. Gary Yetman	58	President, Chief Executive Officer and Director
Alan C. Bergschneider	42	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Richard Carr	61	Executive Vice President, Manufacturing
Michael A. Frigo	58	Executive Vice President, OEM Group
J. Kurt Hennelly	49	Executive Vice President, Operations
Kathy Jo Van	48	Executive Vice President, Distribution Group

Mr. Yetman‘s biography can be found above in “Proposal No. 1: Election of Directors–Nominees for Election for Terms Expiring in 2016.”

Mr. Bergschneider was named Executive Vice President, Chief Financial Officer, Secretary and Treasurer in April 2013. Prior to that, he served as our Vice President, Finance since December, 2008. Mr. Bergschneider held various financial management positions with a number of publicly-traded companies prior to joining the Company in 2008.

Mr. Carr joined the Company as Chief Executive Officer of Copperfield in 2007. In January 2008 he was named Executive Vice President, Operations. Prior to that, Mr. Carr was the President and Chief Executive Officer of Copperfield since co-founding the company in 1990.

Mr. Frigo joined the Company as a Senior Vice President and President of Copperfield in April 2007, and was promoted to Executive Vice President, OEM Group in January 2008. Prior to joining the Company, Mr. Frigo had been Chief Operating Officer of Copperfield since 2005. Prior to that time, Mr. Frigo served as Executive Vice President and Chief Operations Officer of Therm-O-Link, Inc. for eight years.

Mr. Hennelly was named Executive Vice President, Operations in January 2008. Previously, Mr. Hennelly served in variety of senior level positions within both our Consumer Group and Global Sourcing Group since December of 2002, most recently serving as the Vice President of Supply Chain. Mr. Hennelly also previously held a variety of management positions in manufacturing, engineering, materials management and quality assurance since joining our predecessor company in 1987.

Ms. Van was named Executive Vice President, Distribution Group in April 2012. Previously, she served as Group Vice President, Electrical Group since January 2005 and Executive Vice President, Retail Group since January 2008. Prior to that, Ms. Van had been Vice President, Electrical Distribution since January 2003. Ms. Van joined the Company in 2000 having worked in the electrical distribution industry for 13 years with distributors of various sizes, including WESCO Distribution, Englewood Electric and Midwest Electric.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options that are currently exercisable or which will become exercisable within 60 days of March 25, 2013 are deemed outstanding for computing the percentage ownership of the person holding such options, but not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. Percentage of beneficial ownership is based on 17,683,601 shares of common stock outstanding as of March 25, 2013.

Securities Ownership of Directors and Executive Officers

The following table shows shares of our common stock owned directly or indirectly by our directors and named executive officers as of March 25, 2013. The address for each beneficial owner is c/o Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085.

Name	Number of Shares	Percent
David Bistricer(1)	289,447	1.6%
Richard N. Burger(2)	646,799	3.6%
Richard Carr(3)	52,000	*
Michael A. Frigo(3)	44,230	*
J. Kurt Hennelly(4)	118,993	*
Shmuel D. Levinson(5)	61,897	*
Dennis J. Martin	52,399	*
Isaac M. Neuberger(6)	64,397	*
Harmon S. Spolan(6)	65,397	*
Denis E. Springer(6)	64,397	*
Nachum Stein(7)(8)	755,169	4.3%
G. Gary Yetman(9)	1,078,918	6.0%
All directors and executive officers as a group(10)	3,535,596	18.9%

*	Less than 1%
(1)	This does not include 1,812,586 shares held by The DB 2006 Trust and 1,782,536 shares held by The MB 2006 Trust, each for the benefit of family members of Mr. Bistricer, as to which Mr. Bistricer disclaims beneficial ownership. Includes 186,285 shares owned jointly with Mr. Bistricer’s spouse.
(2)	Includes options to purchase 177,594 shares of common stock that are currently exercisable.
(3)	Includes option to purchase 40,000 shares of common stock that are currently exercisable.
(4)	Includes options to purchase 87,717 shares of common stock that are currently exercisable.
(5)	Includes 36,657 shares held by the Levinson 2012 Family Trust.
(6)	Includes options to purchase 2,500 shares of common stock that are currently exercisable.
(7)	This does not include 2,876,008 shares owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, certain family members of Nachum Stein and trusts for the benefit of certain family members of Nachum Stein, as to which Mr. Stein disclaims beneficial ownership.
(8)	Includes 110,240 shares owned by HSI Partnership. The partners of HSI Partnership are Messrs. A. Hasenfeld, E. Hasenfeld, H. Hasenfeld, and Nachum Stein. Each of the partners shares voting and investment power for the 110,240 shares. Also includes 479,686 shares owned jointly with Mr. Stein’s spouse.
(9)	Includes 18,077 shares owned by Mr. Yetman’s spouse, 250,000 shares held by the George Gary Yetman 2012 Irrevocable Trust, 289,600 shares held by the George Gary Yetman Revocable Trust and options to purchase 376,219 shares of common stock that are currently exercisable.

(10)	Does not include the 6,471,130 shares owned by certain family members of Nachum Stein and David Bistricer and trusts for the benefit of certain family members of Nachum Stein and David Bistricer (see footnotes 1 and 7). Includes shares beneficially owned by Kenneth A. McAllister and Kathy Jo Van, who were executive officers as of March 5, 2013. Includes options to purchase an aggregate of 1,064,082 shares of common stock that are currently exercisable.

Securities Ownership of Certain Beneficial Holders

The following table shows all persons we know to be direct or indirect owners of at least five percent of the Company’s common stock, except for directors and named officers, as of March 25, 2013, except as otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
The DB 2006 Trust(1)	1,812,586	10.3%
The MB 2006 Trust(2)	1,782,536	10.1%
Raging Capital(3)	1,298,553	7.3%

(1)	Based on a Schedule 13G/A filed by The DB 2006 Trust on February 12, 2010, a majority of the trustees of The DB 2006 Trust, acting together, have the power to vote and to dispose or direct the vote and disposition of 1,812,586 shares. Ester Bistricer, spouse of David Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The DB 2006 Trust. The address of The DB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.
(2)	Based on a Schedule 13G/A filed by The MB 2006 Trust on February 12, 2010, a majority of the trustees of The MB 2006 Trust, acting together, have the power to vote and to dispose or direct the vote and disposition of 1,782,536 shares. Elsa Bistricer, spouse of Moric Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The MB 2006 Trust. The address of The MB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.
(3)	Based on a Schedule 13G/A filed on January 3, 2013 jointly by Raging Capital Master Fund, Ltd. (“Raging Capital”), Raging Capital Management, LLC (“Raging Capital Management”) and William C. Martin (“Mr. Martin”). Raging Capital Management is the investment manager of Raging Capital. Mr. Martin is the Chairman, Chief Investment Officer and managing member of Raging Capital Management. By virtue of these relationships, each of Raging Capital Management and Mr. Martin may be deemed to beneficially own the shares of the Company’s common stock owned directly by Raging Capital. The principal business address of each of Raging Capital Management and Mr. Martin is Ten Princeton Avenue, Rocky Hill, New Jersey 08553. The principal business address of Raging Capital is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands.

RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

The Company’s Audit Committee charter provides that the Audit Committee shall review and appraise the fairness of related party transactions. In accordance with such charter, our Audit Committee has adopted a written Related Party Transactions Policy.

Under the policy, our Chief Financial Officer will identify related person transactions requiring Audit Committee review pursuant to our Audit Committee charter from transactions that are:

•	disclosed in director and officer questionnaires;

•	reported directly by the related person or by another employee of the Company; or

•	identified from accounting records based on a list of related persons.

If the Company has a related party transaction that requires Audit Committee approval in accordance with the policies set forth in our Audit Committee charter, we will either seek that approval before we enter the transaction or, if that timing is not practical, we will ask the Audit Committee to ratify the transaction.

In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following items, among others:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

•	the benefits to the Company of the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

•	whether a transaction has the potential to impair director independence; and

•	whether the transaction constitutes a conflict of interest.

Related Party Transactions

Lease for Corporate Headquarters

The Company leases its corporate headquarters facility in Waukegan, Illinois from HQ2 Properties, LLC. Three of our directors (Messrs. Bistricer, Stein and Yetman) and one of our former executive officers (Mr. Burger) are the major equity owners of HQ2 Properties, LLC.

The rent payable under the lease consists of base rent, which was approximately $347,000 in 2004 and escalates to approximately $444,000 in 2015, each calculated pursuant to the terms of the lease. We paid $417,000 pursuant to the lease in 2012. The aggregate amount due under the lease from January 1, 2013 until the end of the term is $1,198,210.

Leases with DJR Ventures, LLC

Until January 16, 2012, we leased three manufacturing facilities from DJR Ventures, LLC in which Richard Carr, our Executive Vice President, Operations, has a substantial minority interest. We did not make any payments pursuant to these leases in 2012. On January 16, 2012, we purchased these three manufacturing facilities for $6,505,000.

Stockholders Agreement

Stockholders holding approximately 49% of our shares as of March 5, 2013 are parties to a stockholders agreement, dated October 11, 2006, which we refer to as the “stockholders agreement.” Stockholders subject to the stockholders agreement include G. Gary Yetman, Richard N. Burger, Nachum Stein, Mr. Stein’s children and their spouses, certain in-laws of Mr. Stein and various trusts for the respective benefit of David Bistricer, Mr. Bistricer’s father, Nachum Stein and certain of Mr. Stein’s in-laws.

Right of First Refusal

In the event that any stockholder subject to the stockholders agreement desires to sell shares of our common stock to a third party, the other stockholders subject to the stockholders agreement have the right to offer to purchase such shares on the same terms prior to any such sale.

Registration Rights

We granted those stockholders who are a party to the stockholders agreement incidental, or “piggyback,” registration rights with respect to their shares of our common stock.

Amendment

Subject to certain exceptions, the stockholders agreement may be amended only with the written consent of the holders of two-thirds of the shares subject to the stockholders agreement.

Termination

The stockholders agreement shall remain in full force and effect in accordance with its terms until October 11, 2013, although it may be terminated earlier with the written consent of the holders of two-thirds of the shares subject to the stockholders agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

We refer to our chief executive officer, chief financial officer and our three other most highly compensated officers in this proxy statement as our “named executive officers.” For 2012, our named executive officers were as follows:

•	G. Gary Yetman – President and Chief Executive Officer

•	Richard N. Burger – Executive Vice President, Chief Financial Officer, Secretary and Treasurer

•	J. Kurt Hennelly – Executive Vice President, Operations

•	Richard Carr – Executive Vice President, Manufacturing

•	Michael A. Frigo – Executive Vice President, OEM Group

Goals of our Compensation Program

We provide a total compensation package for our executive officers that we believe is designed to fairly compensate them and to enhance shareholder value. We have disclosed the compensation package for our named executive officers in the summary compensation table and related tables below. We have structured our compensation packages to align our named executive officers’ interests with the interests of our stockholders and to motivate them to achieve the Company’s business objectives. Specifically, our compensation program is designed to achieve the following objectives:

•	Attract and retain excellent executives, with established records of success, who are appropriate for the Company’s needs in light of the competitive realities of the marketplace in our industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to the Company’s success;

•	Motivate the executives to increase shareholder value through the occasional use of equity incentives; and

•	Tie compensation to corporate and individual performance, including achievement of measurable corporate and individual performance objectives.

We use various elements of compensation to reward specific types of performance. Employment agreements for certain of our named executive officers determine the salary of such officers, which provides the basic level of compensation for performing the job expected of them. We use cash bonus awards as an incentive that provides a timely reward for attainment of exemplary corporate and individual performance in a particular period. Though the Company did not grant any new equity awards to our named executive officers in 2012, outstanding stock options, restricted stock and restricted stock units continue to provide a long-term incentive, which adds value to compensation packages if the value of our common stock rises and aligns the interests of our executives with those of our shareholders.

Elements of our Compensation Program

Our total compensation package for named executive officers consists of the following components: salary; annual bonus; long-term incentives consisting of options, restricted stock and restricted stock units; limited perquisites and other personal and retirement benefits through participation in the Company’s 401(k) plan. Each element of compensation is considered separately and we do not generally take into account amounts realized from prior compensation in establishing current elements of compensation. Our goal is to provide a total compensation package that we believe our named executive officers and our shareholders will view as fair and equitable. We consider the pay of each named executive officer relative to each other named executive officer so that the total compensation program is largely consistent for our executives. This is not a mechanical process, and our Compensation Committee has used its judgment and experience and worked with our Chief Executive Officer to determine the appropriate mix of compensation for each executive.

Base Salary — Base salaries are paid to our named executive officers to provide a fixed element of guaranteed compensation to our named executive officers and to enhance our retention efforts. Certain of our named executive officers are parties to employment agreements that set forth their salaries, which vary with the scope of their respective responsibilities. On September 1, 2006, we entered into amended and restated employment agreements with G. Gary Yetman and Richard N. Burger in contemplation of becoming a public company. These agreements initially provided for an annual base salary of $550,000 for Mr. Yetman and $375,000 for Mr. Burger. Each agreement provided for automatic annual raises equal to the percentage increase in the Chicago-area Consumer Price Index as reported by the U.S. Department of Labor.

On March 9, 2007, we entered into an employment agreement with Michael A. Frigo in connection with the acquisition by the Company of Copperfield, LLC. The agreement provided for an initial annual base salary of $400,000 for Mr. Frigo.

The employment agreements with Messrs. Yetman and Frigo were amended and restated on December 30, 2008, and the employment agreement with Mr. Burger was amended and restated on December 29, 2008, each to reflect certain provisions required to comply with Section 409A of the Internal Revenue Code.

Mr. Carr is not subject to an employment agreement and Mr. Hennelly’s severance and restrictive covenant agreement does not specify his base salary amount.

Our Board of Directors may, in its discretion, grant salary raises based on merit. We believe that the annual salary must be competitive with the market with respect to the skills and experience that are necessary to meet the requirements of the named executive officer’s position with us. Based on this merit review, the Board approved the following base salary rates in 2011, 2012 and 2013:

Name	2011 Salary Rate	2012 Salary Rate	2013 Salary Rate
Mr. Yetman	$695,400	$743,640	$800,000
Mr. Burger	$420,500	$433,100	$433,100	*
Mr. Hennelly	$300,000	$309,000	$315,000
Mr. Carr	$410,000	$410,000	$410,000
Mr. Frigo	$410,000	$410,000	$410,000

*	This rate of base salary is effective for Mr. Burger in 2013 through his retirement date of March 29, 2013. Under Mr. Burger’s part-time employment agreement described below, he will be entitled to receive $90,000 during the term of such agreement, which expires on December 31, 2013.

Annual Bonus — For 2012, our named executive officers were eligible to receive annual bonuses in the following targeted amounts:

Name	Target Bonus ($)	Target (% of Base Salary)
Mr. Yetman	1,533,758	206.3%
Mr. Burger	401,484	92.7%
Mr. Hennelly	324,450	105%
Mr. Carr	184,500	45%
Mr. Frigo	184,500	45%

All named executive officers were subject to the following company-wide performance goals in 2012: Adjusted EBITDA of $91.7 million, Inventory Turnover of 5.8 and Working Capital Percentage of 21.5%.

Messrs. Hennelly and Carr were also subject to the following production metrics in 2012: Gross Scrap Percentage and Flexed Spending Factor. Mr. Frigo was also subject to the following business unit metric in 2012: Adjusted Operating Income – OEM and Wire & Cable Operating Segments. Targets for these performance metrics were set at levels designed to be possible, but not probable, to achieve.

Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted to exclude the impact of items such as asset impairments, restructuring costs, gains/losses on financing and investing activities, acquisition related costs and stock compensation (consistent with the presentation of Adjusted EBITDA in the Company’s public filings). Inventory Turnover means the cost of goods sold for the year divided by average inventory on hand. Working Capital Percentage means average net working capital as a percentage of net sales for the year. Gross Scrap Percentage means the percentage of total scrap pounds produced relative to the total pounds produced (good and scrap pounds). Flexed Spending Factor means the total year-over-year increase in production divided by year-over-year change in manufacturing spend.

The weightings for each 2012 performance goal, as a percentage of the total target bonus amount, for our named executive officers were as follows:

Name	Adjusted EBITDA (% of Award)	Inventory Turnover (% of Award)	Working Capital Percentage (% of Award)	Gross Scrap Percentage (% of Award)	Flexed Spending Factor (% of Award)	Adjusted Operating Income – OEM and Wire & Cable Operating Segments (% of Award)	Total
Mr. Yetman	75%	12.5%	12.5%	—	—	—	100%
Mr. Burger	75%	12.5%	12.5%	—	—	—	100%
Mr. Hennelly	55%	10%	10%	12.5%	12.5%	—	100%
Mr. Carr	55%	10%	10%	12.5%	12.5%	—	100%
Mr. Frigo	55%	5%	5%	—	—	35%	100%

Actual 2012 performance resulted in Adjusted EBITDA of $88.7 million (slightly below target), Inventory of Turnover of 6.0 (at maximum) and Working Capital Percentage of 20.8% (at maximum). Gross Scrap Percentage performance finished below target, Flexed Spending Factor performance finished at maximum, and Adjusted Operating Income – OEM and Wire & Cable Operating Segments performance finished below target.

Based on the levels of achievement of the aforementioned performance goals, the Compensation Committee approved annual bonuses to our named executive officers in the following amounts in 2012: Mr. Yetman – $1,448,134, Mr. Burger – $379,262, Mr. Hennelly – $301,585, Mr. Carr – $171,498, and Mr. Frigo – $129,695.

Long-Term Incentives — The Company did not grant any equity awards or other long-term incentive awards in 2012. However, as described below, certain stock options, restricted stock and RSUs granted to our named executive officers in prior years remain outstanding and continue to provide long-term incentives to our named executive officers. Information about each outstanding equity award described below is included in the Outstanding Equity Awards at 2012 Fiscal Year-End table below.

Stock Options — We most recently granted options to all our named executive officers in 2009. Mr. Hennelly received an additional grant of options in 2010.

We award options to align the interests of our executives with the interests of our stockholders by having the realizable value depend on an increase of our stock price. We believe this will motivate our officers to return value to shareholders through future appreciation of our stock price. The options provide a long-term incentive because they vest over a period of time and remain outstanding for ten years, encouraging executives to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of our officers.

Restricted Stock — We most recently granted restricted stock to Messrs. Yetman, Burger and Hennelly in 2009.

We introduced restricted stock awards as part of our annual equity award grants in 2009, in addition to stock options. Awards of restricted stock align the interests of our executives with those of stockholders and they retain their incentive value in a down market better than do stock options. The amounts of these awards were determined by the Board based on a multiple of base salary depending on the executive’s respective position and responsibilities, based in part on long-term incentive grant guidelines established by the Company and recommendations made by an outside compensation consultant engaged in past years. Messrs. Carr and Frigo did not receive restricted stock awards in 2009 given that the terms of their employment agreements entered into in connection with the acquisition of Copperfield, LLC in 2007 provided for larger base salaries relative to other Company executives in comparable positions.

RSUs — Most recently, on March 2, 2010, we awarded performance-based restricted stock units (RSUs) under the Coleman Cable, Inc. Long-Term Incentive Plan. Once vested, each RSU is convertible into one share of common stock. The RSUs have a term of ten years and vest in increments upon the Company’s common stock attaining three separate incrementally increasing stock price goals beginning with a price representing approximately 350% of the average stock price per share on the grant date as follows: Mr. Yetman – 74,250 RSUs, 128,340 RSUs and 128,250 RSUs, respectively; Mr. Burger – 22,562 RSUs, 36,000 RSUs and 36,000 RSUs, respectively; Mr. Hennelly, 12,230 RSUs, 26,250 RSUs and 26,250 RSUs respectively; and Messrs. Frigo and Carr – 3,000 RSUs, 5,040 RSUs and 5,250 RSUs, respectively. Upon each vesting event, two-thirds of the corresponding RSUs will settle in shares of the Company’s common stock and one-third will settle in cash, in each case subject to applicable tax withholding.

In July 2011, the first stock price goal for the performance-based RSUs was met, resulting in the first tranche of the RSUs vesting.

We introduced these performance-based RSU awards as part of our annual equity award grants in 2010 to ensure that the Company is managed for the long-term benefit of stockholders and to reward executives for maximizing long-term performance. The amounts of these awards were established by the Board of Directors, in its discretion, based in part on long-term incentive grant guidelines established by the Company and recommendations made by an outside compensation consultant engaged in past years.

Perquisites and Other Benefits — We provide each of our executive officers with perquisites and other benefits such as car allowances, club memberships, tax planning advice, and life and disability insurance. In addition, we provide the same or comparable health and welfare benefits to our named executive officers as are available for all other full-time employees. We believe that the perquisites and other personal benefits that we offer are typical employee benefits for high-level executives working in our industry and in our geographic area. We believe that these benefits enhance employee morale and performance at a relatively low cost to the Company. Please see footnote 3 to the Summary Compensation Table below for more information regarding perquisites and other benefits.

Retirement Benefits — Our named executive officers do not participate in any defined benefit retirement plans such as a pension plan. We do not have any deferred compensation programs. Our named executive officers are permitted to contribute a percentage of their salary to the Company’s 401(k) plan, up to the limitations established by law. The Company matches an amount equal to $1 for each $1 of the first 1% of salary contributed and $0.50 for each additional dollar of the next 5% of salary contributed under the 401(k) plan (subject to limitations established by law). Participation in the Company’s 401(k) plan and receipt of matching contributions is also available to all full-time employees, subject to the terms of the 401(k) plan. The 401(k) plan and our matching contributions are designed to encourage our named executive officers and other employees to save for their retirement.

Our Compensation Process

The Compensation Committee makes the compensation decisions for our named executive officers. The Compensation Committee is comprised of Shmuel D. Levinson, Dennis J. Martin and Isaac M. Neuberger. The Board has determined that Messrs. Levinson, Martin and Neuberger are independent directors. Neither the Chief Executive Officer nor any other officer of the Company is a member of the Compensation Committee.

The Compensation Committee reviews and approves corporate goals and objectives against which it evaluates our Chief Executive Officer’s performance. The Compensation Committee, together with the Board, determines and approves the Chief Executive Officer’s compensation level based on this evaluation. To accomplish this, the Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation level to the Board for its final determination and approval. The Chief Executive Officer is not present during this discussion. Our Compensation Committee Charter provides that the goals and objectives for the Chief Executive Officer should consist of objective criteria, including goals for performance of the business, the accomplishment of long-term strategic objectives and the development of management. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee Charter provides that the Compensation Committee should consider, among other things, our performance and shareholder returns as compared to similar companies, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our Chief Executive Officer in past years.

The Compensation Committee reviews the Chief Executive Officer’s proposal with respect to the compensation of our other executive officers and makes a recommendation to the Board on the amount of compensation that should be paid to them. The Chief Executive Officer may be present during these discussions but may not vote.

In certain years, including in 2012, we have engaged Hay Group, Inc. as a compensation consultant to provide market data and design recommendations with respect to levels and structure of base salary, bonus and long term incentives for executives. However, while we reviewed such market information, it was only one factor among several that we considered in establishing executive compensation levels and mixes, and we did not make use of any formula incorporating such data.

Generally, in determining whether to increase or decrease compensation to our named executive officers, we take into account any changes of which we are aware in the market pay levels, the performance of the executive officer, the responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer’s experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization.

When making compensation decisions for 2012, the Board of Directors evaluated the performance of our Chief Executive Officer and took this evaluation into consideration when approving his compensation package. With respect to the other named executive officers, the Chief Executive Officer evaluated their performance and, based on this evaluation, made recommendations to the Board of Directors with respect to compensation decisions.

Change in Control and Severance Benefits

Under the terms of their employment agreements, Mr. Yetman and, formerly, Mr. Burger each receive a severance payment and accelerated vesting of his options and restricted stock (including their performance-based RSUs) upon a termination by the Company without “cause” or a termination by the executive for “good reason.” None of our executives are entitled to receive single-trigger benefits solely upon a change in control without a subsequent termination of employment. We believe this so-called “double trigger,” maximizes shareholder value because it prevents an unintended windfall for management in the event of a friendly change in control. As described below, Mr. Burger retired from the Company effective March 29, 2013 and entered into a part-time employment arrangement with the Company under which he is no longer entitled to severance benefits or the double trigger benefits described above.

Similarly, under the terms of Mr. Hennelly’s severance and restrictive covenant agreement, Mr. Hennelly is not entitled to any “single trigger” benefits upon a change in control, but rather is entitled to a severance payment and accelerated vesting of his time-based options and restricted stock upon certain terminations of employment. Additionally, under the terms of his employment agreement, Mr. Frigo is also not entitled to any “single trigger” benefits upon a change in control, but rather is entitled to a severance payment upon certain terminations of employment. These arrangements are discussed in greater detail in the “Potential Payments Upon Termination or Change in Control” section. Other than certain terminations of employment as described above with respect to Messrs. Yetman and Burger, the named executive officers’ performance-based RSUs would vest upon a change in control only if the change in control price is at or above the stock price vesting triggers provided in the named executive officers’ award agreements.

Stock Ownership Guidelines

We have not implemented any stock ownership requirements for named executive officers. Prior to listing on NASDAQ in 2007, the market for our stock largely was limited. We will continue to periodically re-evaluate whether it would be appropriate for us to implement stock ownership requirements for our named executive officers. As noted above, we have granted options, restricted stock and performance-based RSUs to our named executive officers and have an incentive plan in place pursuant to which more options, restricted stock, RSUs and other equity grants can be issued in the future, which we believe allows management to own equity in the Company and accordingly to align their interests with those of other shareholders.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and the three next highest compensated officers other than the chief financial officer in the year the compensation becomes ordinarily deductible to the company. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We ordinarily intend for the annual performance bonuses for our executive officers to qualify as performance-based compensation, to the extent that Section 162(m) applies.

While deductibility of compensation is preferred and is generally considered by the Company in determining the components of our overall compensation program, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

2013 Updates

On November 2, 2012, the Company announced the planned retirement of Mr. Burger as the Company’s Chief Financial Officer, Secretary and Treasurer. Mr. Burger retired effective March 29, 2013. Mr. Burger entered into a part-time employment agreement with the Company with a term that lasts until December 31, 2013. Mr. Alan C. Bergschneider, currently our Vice President-Finance, succeeded Mr. Burger as our new Chief Financial Officer. Mr. Bergschneider is party to a severance and restrictive covenant agreement that is similar to Mr. Hennelly’s agreement described below in the “Potential Payments Upon Termination or Change in Control” section, except that Mr. Bergschneider’s severance multiple is one (1.0) times his base salary.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement relating to the 2013 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by all members of the Compensation Committee.

Shmuel D. Levinson

Issac M. Neuberger (Chairman)

Dennis J. Martin

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
G. Gary Yetman President and Chief Executive Officer	2012	741,785	—	—	1,448,134	35,412	2,225,331
	2011	694,731	—	—	1,043,101	24,475	1,762,307
	2010	678,078	—	1,385,883	869,876	46,479	2,980,316

Richard N. Burger Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2012	432,616	—	—	379,262	17,375	829,253
	2011	420,096	—	—	520,000	17,282	957,378
	2010	410,000	—	396,170	526,031	19,488	1,351,689

J. Kurt Hennelly Executive Vice President, Operations	2012	308,654	—	—	301,585	13,500	623,739
	2011	298,735	—	—	257,063	13,503	569,301
	2010	265,000	—	270,571	224,191	13,759	773,521

Richard Carr Executive Vice President, Manufacturing	2012	410,000	—	—	171,498	12,648	594,146
	2011	410,000	—	—	208,331	13,367	631,698
	2010	410,000	—	55,668	175,743	13,985	655,396

Michael A. Frigo Executive Vice President, OEM Group	2012	410,000	—	—	129,695	14,520	554,215
	2011	410,000	—	—	246,000	15,042	671,042
	2010	410,000	—	55,668	197,556	14,700	677,924

(1)	With respect to stock awards for 2010, this column discloses the grant date fair value of RSUs calculated in Accordance with FASB ASC Topic 718 based on the probable outcome of the award’s performance conditions. For all assumptions used in these calculations, see Note 12 to the Company’s audited financial statements contained In our annual report on From 10-K filed on March 7, 2013. The RSUs have a term of ten years and vest in Increments upon the Company’s common stock attaining three separate incrementally increasing stock price goals Beginning with a price representing approximately 350 percent of the average stock price per share on the grant date. The following values of the award assume the highest level of performance conditions for each of the tranches would be achieved; Mr. Yetman: 74,250 RSUs-$1,150,875, 128,340 RSUs-$2,238,250 and 128,250 RSUs-$2,479,0743, respectively; Mr. Burger: 22,562 RSUs-$349,703, 36,000 RSUs-$627,840 and 36,000 RSUs-$695,880, respectively; Mr. Hennelly: 12,230 RSUs-$189,565, 26,250 RSUs-$457,800 and 26,250 RSUs-$507,413 respectively; and Messrs. Carr and Frigo: 3,000 RSUs-$46,500, 5,040 RSUs-$87,898 and 5,250 RSUs-$101,483, respectively.
(2)	Amounts previously reported in the “Bonus” column for 2010 and 2011 have been moved to the “Non-Equity Incentive Plan Compensation” column to more accurately reflect the nature of these awards.

(3)	All Other Compensation includes the following with respect to named executive officers who received perquisites totaling in excess of $10,000:

Name	Year	Car Allowance (a)	Club Membership	Gym Membership	Tax Planning Advice	Life and Disability Insurance	401(K) Matching Contributions	Total
G. Gary Yetman	2012	1,114	12,844	1,800	2,300	8,604	8,750	35,412
Richard N. Burger	2012	2,952	—	—	5,673	—	8,750	17,375
J. Kurt Hennelly	2012	4,750	—	—	—	—	8,750	13,500
Richard Carr	2012	3,898	—	—	—	—	8,750	12,648
Michael A. Frigo	2012	5,770	—	—	—	—	8,750	14,520

(a)	In 2012, we provided Mr. Yetman with the use of a company-owned vehicle. The value of his personal use is based on the gross capitalized cost determined at the time of the lease multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline. Messrs. Burger, Hennelly, Carr and Frigo received a car allowance during 2012. The value of personal use of an automobile is based on the allowance received multiplied by the personal miles driven. Personal use includes commuting miles in addition to gasoline charges paid by the Company.

2012 Grants of Plan-Based Awards

The following table shows plan-based award opportunities granted in 2012.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Type of Award	Threshold ($)	Target ($)	Maximum ($)
G. Gary Yetman	Annual Incentive Award	511,253	1,533,758	2,000,000	(2)
Richard N. Burger	Annual Incentive Award	133,828	401,484	535,312
J. Kurt Hennelly	Annual Incentive Award	108,150	324,450	432,600
Richard Carr	Annual Incentive Award	61,500	184,500	246,000
Michael A. Frigo	Annual Incentive Award	61,500	184,500	246,000

(1)	The Annual Incentive Award amounts reported in the table above were achievable based on the Company’s performance with respect to the Company-wide, production and business unit goals as described above in the “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Bonus” section. The actual annual incentive amounts earned based on 2012 performance are reported above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Mr. Yetman’s maximum bonus was equal to the lesser of 275% of his base salary or the $2,000,000 annual limit under the Coleman Cable, Inc. Long-Term Incentive Plan, which in 2012 resulted in a maximum annual incentive award amount of $2,000,000.

Outstanding Equity Awards at 2012 Fiscal Year-End

			Option Awards
		Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Options (#) Exercisable				Stock Awards
Name	Grant Date				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
G. Gary Yetman	3/3/2010						256,590	2,378,589
	2/2/2009		87,719		3.99	2/1/2019
	1/4/2008		58,500		8.38	1/3/2018
	10/11/2006		230,000		15.00	10/10/2016

Richard N. Burger	3/3/2010						72,000	667,440
	2/2/2009		37,594		3.99	2/1/2019
	1/4/2008		25,000		8.38	1/3/2018
	10/11/2006		115,000		15.00	10/10/2016

J. Kurt Hennelly	3/3/2010						52,500	486,675
	3/3/2010	20,000	10,000	(1)	4.42	3/2/2020
	2/2/2009		20,050		3.99	2/1/2019
	1/4/2008		16,667		8.38	1/3/2018
	10/11/2006		31,000		15.00	10/10/2016

Richard Carr	3/3/2010						10,290	95,388
	2/2/2009		5,000		3.99	2/1/2019
	1/4/2008		10,000		8.38	1/3/2018
	5/10/2007		25,000		23.62	5/10/2017

Michael A. Frigo	3/3/2010						10,290	95,388
	2/2/2009		5,000		3.99	2/1/2019
	1/4/2008		10,000		8.38	1/3/2018
	5/10/2007		25,000		23.62	5/10/2017

(1)	Contingent on continued employment, one-third of the options granted become exercisable on the second, third and fourth anniversaries of the grant date.

(2)	These are performance-based RSUs, two-thirds of which settle in shares of common stock and one-third of which are settled in cash. Based on SEC rules, we are reporting the value of outstanding performance-based RSU based on the attainment of the second of three stock price goals which represented a price approximately 395% of the average stock price per share on the date of the grant, upon which 128,340 shares, 36,000 shares, 26,250 shares, 5,040 shares and 5,040 shares would vest for Messrs. Yetman, Burger, Hennelly, Carr and Frigo, respectively. For all assumptions used in the calculation, see Note 12 to the Company’s audited financial statements contained in our annual report on Form 10-K filed on March 7, 2013. The market value is calculated using the closing price per share of the Company’s stock on the last trading day of the Company’s 2012 fiscal year, which was $9.27.

2012 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
G. Gary Yetman	29,240	316,084
Richard N. Burger	12,531	135,460
J. Kurt Hennelly	6,683	72,243
Richard Carr	—	—
Michael A. Frigo	—	—

(1)	Represents the vesting of the final tranche of restricted stock granted on February 2, 2009.

Potential Payments Upon Termination or Change in Control

As described above, Mr. Burger retired from the Company effective as of March 29, 2013 and entered into a part-time employment arrangement with the Company under which he is no longer entitled to severance or change in control benefits. Prior to his retirement, Mr. Burger was party to an employment agreement with terms similar to those of Mr. Yetman’s employment agreement, as described below.

Introduction and Definitions

We may terminate the employment of any of our named executive officers for “Cause,” which is defined in (a) the employment agreement with Mr. Yetman, and (b) the severance and restrictive covenant agreement with Mr. Hennelly, as:

•	gross neglect or willful failure to perform duties in all material respects after written demand and 30-days’ notice from the Board of Directors;

•	a willful and material breach of the agreement by the employee which is not cured within 30 days of notice of said breach;

•	fraud or embezzlement; or

•

the employee’s conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or any other crime materially impairing or materially hindering the employee’s ability to perform his employment duties.

“Cause” is defined in the employment agreement with Mr. Frigo as:

•	gross misconduct;

•	material nonperformance after two weeks’ notice from the Company;

•	material breach of the agreement;

•

the employee’s conviction or entry of a plea of nolo contendere to any felony or misdemeanor or the entry of any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statute violation;

•	insubordination;

•	violation of the Company’s sexual harassment/anti-discrimination policies; or

•	a court order prohibiting the employee from working for the Company for a period that extends beyond six months.

Mr. Yetman could have terminated his employment agreement at any time within 90 days of the occurrence of an event that constitutes “Good Reason,” which is defined as:

•	a material reduction in base compensation, excluding an insubstantial and inadvertent failure that is remedied within 15 days’ notice by the employee;

•	a significant reduction in responsibilities or duties;

•	a 35-mile relocation of the office where the employee works;

•	a change in control; or

•	other willful failure or willful breach by the Company of any material obligations of the agreement.

Mr. Yetman’s employment agreement requires him to give written notice to the Board of Directors of an intention to terminate employment for Good Reason, and the Company shall have 30 days after such written notice is given in which to remedy the condition. Mr. Yetman must give three months’ notice to terminate his employment agreement without Good Reason.

Mr. Hennelly may terminate his employment under his severance and restrictive covenant agreement at any time for “Good Reason,” which is defined as:

•

a material reduction in authority, duties or responsibilities, other than due to the employee’s continued failure to substantially perform his duties with the Company or to accommodate the employee’s physical or mental illness or infirmity;

•	a material reduction in salary, except with regard to across-the-board salary reductions; or

•	a 50-mile relocation of the office where the employee works within two years after a “Change in Control.”

The severance and restrictive covenant agreement requires Mr. Hennelly to give written notice to the Board of Directors of an intention to terminate employment for Good Reason, and the Company shall have 30 days after such written notice is given in which to remedy the condition. Mr. Hennelly may terminate his employment without Good Reason at any time.

Mr. Frigo may terminate his employment agreement in the event of a “Substantial Breach,” which is defined as:

•	a material reduction in the employee’s responsibilities below the position of a senior manager;

•	a material reduction in salary; or

•	a willful failure or willful breach by the Company of any materials obligations of the agreement.

Mr. Frigo’s employment agreement requires him to give written notice to the Board of Directors of an intention to terminate his employment due to a Substantial Breach, and the Company shall have 30 days after such written notice is given in which to remedy the condition. Mr. Frigo must give two weeks’ notice to terminate his employment agreement for any reason.

Termination Benefits

If we terminate Mr. Yetman without Cause or if he terminates his employment with Good Reason, he shall be entitled to receive, in a lump sum, a payment equal to three times an amount equal to his base salary plus his average annual bonus for the two complete years immediately preceding the date of termination. His benefits shall continue for 36 months, any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee. In the event that Mr. Yetman terminates employment because of his death or disability, he (or his estate) shall be entitled to receive, in a lump sum, a payment equal to one year’s salary and his average annual bonus for the two complete years immediately preceding the date of termination. His benefits shall continue for 12 months, any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee.

The term of Mr. Carr’s employment agreement ended on April 2, 2010 and was not renewed. Thus, he is not entitled to any severance or change in control benefits.

If we terminate Mr. Frigo without Cause or if he terminates his employment after Substantial Breach, he shall be entitled to receive salary continuation payments for the remainder of the term of his employment agreement. The term of Mr. Frigo’s employment agreement is a rolling one-year period. In the event that Mr. Frigo terminates employment because of his disability, he shall be entitled to receive salary continuation payments for a period of six months or the remainder of the term of his employment agreement, whichever period ends first. In the event that Mr. Frigo terminates employment because of his death, he shall not be entitled to any additional payments after termination (other than accrued and unpaid salary as of the date of termination).

If we terminate Mr. Hennelly without Cause or if he terminates his employment with Good Reason, he shall be entitled to receive an amount equal to one and a half times his salary, to be paid in 24 semi-monthly installments. In addition, he shall receive subsidized coverage under the Company’s group health plan for a period of up to 12 months, and all outstanding stock options or restricted stock that vest based on the passage of time shall be immediately vested. Mr. Hennelly’s entitlement to these benefits is conditioned upon his execution of a general release of claims against the Company. In the event that Mr. Hennelly terminates employment because of his death or disability, he shall not be entitled to any additional payments after termination (other than accrued and unpaid salary and bonus as of the date of termination).

Mr. Yetman’s employment agreement contains non-compete provisions that will last for one year following termination of employment; the non-compete clause is not applicable if the Company terminates Mr. Yetman without Cause or if he terminates his employment for Good Reason or the Company fails to make any payment or perform any obligation owed to him under the agreement. In addition, the employment agreement with Mr. Yetman contains a confidentiality clause which is effective for no longer than three and one half years after his termination.

The employment agreement with Mr. Frigo contains non-compete provisions that last for the duration of the period in which he receives any salary continuation payments. The employment agreement also contains non-solicitation provisions that will last for one year following the termination of his employment. In addition, the employment agreement with Mr. Frigo contains a confidentiality clause which is effective at all times.

The severance and restrictive covenant agreement with Mr. Hennelly contains non-compete and non-solicitation provisions that will last for one year following termination of employment. In addition, the agreement contains a confidentiality cause which is effective at all times.

If we terminate Mr. Yetman for Cause, the only payments he shall receive are accrued salary for the period he has worked and any bonus that may otherwise have become due for the fiscal year prior to the year of his employment termination. If we terminate Messrs. Carr or Frigo for Cause, the only payment he shall receive is accrued salary for the period he has worked. If we terminate Mr. Hennelly for Cause, the only payments he shall receive are accrued salary and bonus for the period he has worked.

Under Mr. Yetman’s employment agreement, Mr. Yetman would receive a severance payment and accelerated vesting of his options and restricted stock if there was a change in control and if he terminated employment with the Company. We believe this so-called “double trigger,” by requiring both the change in control and a termination to occur, maximizes shareholder value because it prevents an unintended windfall for management in the event of a friendly change in control. Mr. Burger’s new part time arrangement entered into during 2013 does not retain these severance benefits and double trigger change in control benefits. Mr. Frigo’s employment agreement does not provide for any additional severance payments upon his termination following a change in control event.

Set forth below is a description of the incremental amounts that we would have paid our named executive officers following a termination, assuming that the relevant trigger event occurred on December 31, 2012.

	Cash Severance	Bonus	Stock Options (1)	RSUs (2)	Medical Continuation	Insurance Continuation	Health Club Memberships	Total (3)
G. Gary Yetman
Termination Without Cause or Termination for Good Reason, including a Change in Control	2,225,354	3,736,853	—	2,378,589	48,363	25,811	43,931	8,458,901
Death or Disability	741,785	1,245,618	—	2,378,589	16,121	8,604	14,644	4,405,361

Richard N. Burger(4)
Termination Without Cause or Termination for Good Reason, including a Change in Control	1,297,847	1,348,893	—	667,440	47,650	25,812	43,932	3,431,574
Death or Disability	432,616	449,631	—	667,440	15,883	—	—	1,565,570

J. Kurt Hennelly
Termination Without Cause or Termination for Good Reason, including a Change in Control	462,981	—	88,400	—	11,180	—	—	562,561
Death or Disability	—	—	—	—	—	—	—	—

Richard Carr
Termination Without Cause or Termination after Substantial Breach	—	—	—	—	—	—	—	—
Death or Disability	—	—	—	—	—	—	—	—

Michael A. Frigo
Termination Without Cause or Termination for Good Reason, including a Change in Control	410,000	—	—	—	—	—	—	410,000
Death or Disability	—	—	—	—	—	—	—	—

(1)	Options for Mr. Hennelly were granted March 3, 2010 with an exercise price of $4.42 per share.
(2)	This column represents performance-based RSUs, two-thirds of which settle in shares of common stock and one-third of which are settled in cash. Upon a termination by the Company without “cause” or upon a termination by the executive for “good reason” or upon the executive’s death or disability, the employment agreements for Messrs. Yetman and Burger provide for the immediate vesting of certain unvested equity awards, without regard to existing vesting conditions. Upon such termination of employment, Messrs. Yetman and Burger would vest in 256,590 shares and 72,000 shares, respectively. For all assumptions used in the calculation, see Note 12 to the Company’s audited financial statements contained in our annual report on Form 10-K filed on March 7, 2013. The value of such accelerated RSUs is calculated using the closing price per share of the Company’s stock on the last trading day of the Company’s 2012 fiscal year, which was $9.27.
(3)	In the event that any change in control benefits payable to Messrs. Yetman, Burger or Hennelly would trigger excise taxes under Section 4999 of the Internal Revenue Code, their employment agreements (or severance and restrictive covenant agreement in the case of Mr. Hennelly) provide for the automatic reduction of their change in control benefits to an amount that would not trigger excise taxes under Section 4999 of the Internal Revenue Code. For purposes of the table above, however, we have reported the full value of all change in control benefits that could become payable to all named executive officers, without regard to whether the aforementioned automatic reduction could apply.
(4)	Mr. Burger retired from the Company effective March 29, 2013 and entered into a part-time employment arrangement with the Company under which he is no longer entitled to the severance benefits and double trigger benefits disclosed above. However, in 2012 and prior to his retirement, Mr. Burger was party to an employment agreement with terms similar to those of Mr. Yetman, as described above.

Compensation Risks

With the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices to determine whether they expose the Company to excessive risks. Based on our review, we believe that our compensation policies and practices for our employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

2012 Director Compensation

The following information sets forth the compensation paid to our directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
David Bistricer	100,000	100,000	—	200,000
Shmuel D. Levinson	60,000	60,000	—	120,000
Dennis J. Martin	70,000	60,000	—	130,000
Isaac M. Neuberger	65,000	60,000	—	125,000
Harmon S. Spolan	75,000	60,000	—	135,000
Denis E. Springer	80,000	60,000	—	140,000
Nachum Stein	100,000	100,000	—	200,000

(1)	Includes retainer fees and Board meeting fees earned in 2012.
(2)	This column discloses the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. The following table indicates the number of shares of restricted stock granted to each director on January 3, 2012, the grant date fair market value of such award, and the total unvested restricted stock awards held by each director as of December 31, 2012:

Name	2012 Award (#)	2012 Fair Market Value ($)	Total Unvested Awards (#)
David Bistricer	11,038	100,000	31,470
Shmuel D. Levinson	6,623	60,000	18,882
Dennis J. Martin	6,623	60,000	18,882
Isaac M. Neuberger	6,623	60,000	18,883
Harmon S. Spolan	6,623	60,000	18,882
Denis E. Springer	6,623	60,000	18,882
Nachum Stein	11,038	100,000	31,470

(3)	No options were awarded to our directors during fiscal year 2012. As of December 31, 2012, our non-employee directors held the following outstanding option awards: David Bistricer — 0; Shmuel D. Levinson — 0; Isaac M. Neuberger — 2,500; Harmon S. Spolan — 2,500; Denis E. Springer — 2,500; Dennis J. Martin — 0; and Nachum Stein — 0.

Narrative to Director’s Compensation Table

Our directors compensation policy provides that outside directors, other than the co-chairmen, each receive an annual retainer of $60,000 in cash (payable quarterly) and $60,000 in restricted common stock (issued annually on the first business day of each new fiscal year). Each co-chairman of the Board of Directors receives an annual retainer of $100,000 in cash (payable quarterly) and restricted common stock having a value of $100,000 (issued annually on the first business day of each new fiscal year). In addition, each member of the Audit Committee receives an additional annual retainer of $10,000 in cash (payable quarterly). Finally, in addition to the above, the chairperson of the Audit Committee receives an annual retainer of $10,000 in cash (payable quarterly) and the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $5,000 (payable quarterly). The shares of restricted stock will vest in three equal installments on each of the first three anniversaries of the January grant date.

All the directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of Board duties.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board, each of whom has been determined by the Board to be financially literate, as contemplated by the NASDAQ listing standards. The Board has determined that Dennis J. Martin, Harmon S. Spolan and Denis E. Springer are “audit committee financial experts,” as that term is defined under Item 407(d) of Regulation S-K. Each member of the audit committee is independent of the Company and its management, as required by NASDAQ listing standards.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process and the performance, qualification and independence of the Company’s independent auditors, Deloitte & Touche LLP, to whom we refer as Deloitte.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, Deloitte and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2012 audited consolidated financial statements with management and with Deloitte. The Audit Committee has also discussed with Deloitte all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2012 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Dennis J. Martin

Harmon S. Spolan

Denis E. Springer (Chairman)

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our stockholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Deloitte & Touche LLP, who we refer to as Deloitte, as our independent auditors for the year ending December 31, 2013. Deloitte has been the Company’s independent registered public accountants since 2002.

Representatives of Deloitte will attend the Annual Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual consolidated financial statements for 2012 and 2011 and fees for other services rendered by Deloitte for fiscal year 2012 and 2011.

	2012	2011
Audit fees(1)	$1,365,000	$1,465,000
Audit-related fees(2)	$159,300	$347,900
Tax fees(3)	$291,275	$320,360
All other fees	$—	$—

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and review of the quarterly financial statements.
(2)	Audit-related fees consist of fees billed for assurance and related services. In 2012 and 2011, this category consisted primarily of services related to registration statements, debt and equity offerings and consultation on business acquisition matters.
(3)	Tax fees, including costs, for the years ended December 31, 2012 and December 31, 2011 were for professional services related to tax compliance (preparation of tax returns), tax planning (consultation on matters related to tax accounting methods and business acquisition matters), and tax advice (consultation on matters related to audit issues and the IRS review of our corporate tax returns).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to approve all audit engagement fees and services and all permissible non-audit engagement fees and services with the independent auditor. The Audit Committee may delegate the pre-approval of permissible non-audit services to a single member of the Audit Committee. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee, or one of its members, must review the service on a specific case-by-case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement fees and services require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee or one of its members. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Under Section 14A of Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing stockholders with the opportunity to cast an advisory vote to approve the Company’s executive compensation, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, as set forth in this Proxy Statement.

This vote will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Our Board of Directors has determined that the best way to allow our stockholders to vote on the Company’s executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the Company’s compensation of executives as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables, and related material).

THE BOARD RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPANY’S COMPENSATION OF EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4: ADVISORY APPROVAL OF FREQUENCY OF STOCKHOLDER ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing stockholders with the opportunity to cast an advisory vote to determine whether the stockholder advisory vote to approve the Company’s executive compensation will occur every one, two or three years. Stockholders may also abstain from voting.

This vote will not be binding on or overrule any decisions by our Board, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. This vote is not to approve or disapprove our Board’s recommendation. However, our Board will take into account the outcome of the vote when considering the frequency of stockholder approval of the Company’s executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are being implemented by the Company for the first time, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

THE BOARD RECOMMENDS A VOTE FOR THE STOCKHOLDER ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION TO OCCUR EVERY “ONE YEAR.”

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially offers the advantages of convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at 1530 Shields Drive, Waukegan, Illinois 60085, attention: Corporate Secretary.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered for inclusion in the proxy material for the 2014 annual meeting of stockholders, please send it to the Corporate Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. Under the rules of the SEC, proposals must be received no later than December 9, 2013 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2014 Annual Meeting of Stockholders proxy statement and form of proxy.

Our Amended and Restated By-Laws provide that if a stockholder desires to submit a proposal for consideration at an annual meeting of stockholders, or to nominate persons for election as directors, the stockholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders. With respect to the 2014 Annual Meeting of Stockholders, such written notice must be received on or prior to December 5, 2013. The notice must meet the requirements set forth in our Amended and Restated By-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

/s/ Alan C. Bergschneider
Alan C. Bergschneider
Secretary

	☐	■

	COLEMAN CABLE, INC.

	ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Gary Yetman and Alan C. Bergschneider as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of Common Stock of Coleman Cable, Inc. (the “Company”) held of record by the undersigned on March 5, 2013, at the Annual Meeting of Shareholders on April 30, 2013, or any adjournment or postponement thereof.

	(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

COLEMAN CABLE, INC.

APRIL 30, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14990

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20330304000000000000 5	043013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3

AND FOR “ONE YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2013.	☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Isaac M. Neuberger O Nachum Stein O G. Gary Yetman		3.	Approval, on an advisory, non-binding basis, of executive compensation.	☐	☐	☐
					1 year	2 years	3 years	ABSTAIN
				4.	Approval, on an advisory, non-binding basis, of the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” the Election of Directors, “FOR” Proposals 2 and 3 and for “ONE YEAR” for Proposal 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

COLEMAN CABLE, INC.

APRIL 30, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14990
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330304000000000000 5	043013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3

AND FOR “ONE YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2013.	☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Isaac M. Neuberger O Nachum Stein O G. Gary Yetman		3.	Approval, on an advisory, non-binding basis, of executive compensation.	☐	☐	☐
					1 year	2 years	3 years	ABSTAIN
				4.	Approval, on an advisory, non-binding basis, of the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” the Election of Directors, “FOR” Proposals 2 and 3 and for “ONE YEAR” for Proposal 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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